Exhibit 7.3

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

CORRPRO INVESTMENTS, LLC

AND

CORRPRO COMPANIES, INC.

DATED AS OF DECEMBER 15, 2003

i

4.5.	Accredited Investor	27
4.6.	Restricted Securities; Legends	28
4.7.	No Conflicts	28
4.8.	Brokers or Finders	28

5. Pre-Closing Covenants		28

5.1.	Satisfaction of Conditions	28
5.2.	Shareholders Meeting; Proxy Materials	28
5.3.	Operation of Business Prior to Closing	29
5.4.	Restriction on Issuance of Capital Stock	30
5.5.	Reservation of Shares	30
5.6.	Listing; AMEX Compliance	30
5.7.	No Solicitation	30
5.8.	Restrictions on Bank Fees	31

6. Conditions of the Parties at Closing		32

6.1.	Conditions of Purchaser’s Obligations at Closing	32
6.2.	Conditions of Company’s Obligations at Closing	35
6.3.	Further Conditions of Company’s Obligations at Closing	36

7. Indemnification		36

7.1.	General Indemnification	36
7.2.	Environmental Indemnification	36
7.3.	Indemnification Principles	36
7.4.	Claim Notice; Right to Defend	36
7.5.	Indemnification Basket	37
7.6.	Indemnification Cap	37

8. Miscellaneous		38

8.1.	Survival of Representations and Warranties	38
8.2.	Successors and Assigns	38
8.3.	Governing Law	38
8.4	Execution	38
8.5.	Headings	38
8.6.	Notices	38
8.7.	Expenses	39
8.8.	Amendments	39
8.9.	Severability	39
8.10.	Entire Agreement	39
8.11.	Delays or Omissions	40
8.12.	Interpretation	40
8.13.	Other Remedies	40
8.14.	Further Assurances	40
8.15.	Termination	41
8.16.	Tax Treatment	41

Exhibits:

Exhibit A	–	Form of Warrant
Exhibit B	–	Binding Commitment Letter for Senior Credit Facility
Exhibit C	–	Binding Commitment Letter for Subordinated Notes
Exhibit D	–	Amended and Restated Articles of Incorporation
Exhibit E	–	Amended and Restated Code of Regulations
Exhibit F	–	Investor and Registration Rights Agreement
Exhibit G	–	Services Agreement
Exhibit H	–	Purchaser Designees
Exhibit I	–	Resigning Board Members

Schedules:

Schedule 3.4(b)	–	Capitalization
Schedule 3.6	–	Title to Properties
Schedule 3.7	–	Related-Party Transactions
Schedule 3.8	–	Permits
Schedule 3.9	–	Proprietary Rights
Schedule 3.10(a)	–	Material Contracts
Schedule 3.10(b)	–	Material Contracts; Arrearages or Waivers
Schedule 3.10(d)	–	Material Contracts; Non-Compete Agreements
Schedule 3.11	–	No Conflicts
Schedule 3.12	–	Litigation/Claims/Legal Proceedings
Schedule 3.13A	–	Consents for Transaction Documents
Schedule 3.13B	–	Consents for Securities
Schedule 3.14(a)	–	Material Compensation
Schedule 3.14(b)	–	Employee Payment Delinquencies
Schedule 3.14(c)	–	Employee Termination Plans
Schedule 3.14(d)	–	Labor Relations
Schedule 3.15(a)	–	Employee Benefit Plans
Schedule 3.15(b)	–	Employee Benefit Plans
Schedule 3.15(f)	–	Acceleration of Benefits
Schedule 3.15(g)	–	Premium Increases
Schedule 3.15(i)	–	Foreign Benefit Plans
Schedule 3.16	–	Tax Returns
Schedule 3.17	–	Brokers or Finders
Schedule 3.19(a)	–	Environmental Compliance; Permits
Schedule 3.19(c)	–	Environmental Law Violations
Schedule 3.19(f)	–	Hazardous Materials
Schedule 3.19(g)	–	Environmental Restrictions
Schedule 3.21	–	AMEX Compliance
Schedule 3.22	–	SEC Documents
Schedule 3.23	–	Financial Statements
Schedule 3.26(a)	–	Government Contracts
Schedule 3.26(b)	–	Compliance with Government Contracts
Schedule 3.26(c)	–	Government Investigations
Schedule 3.26(d)	–	Claims Under Government Contracts
Schedule 3.26(e)	–	Rates and Rate Schedules

Schedule 3.26(f)	–	Competitive Procurement Process; Termination
Schedule 3.27	–	No Adverse Changes
Schedule 3.28	–	Existing Registration Rights
Schedule 3.29	–	Suppliers and Customers
Schedule 3.31	–	Work in Progress
Schedule 3.32	–	Warranty and Related Matter

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of December, 2003, by and between CorrPro Investments, LLC, a Delaware limited liability company (“Purchaser”), and Corrpro Companies, Inc., an Ohio corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell, and Purchaser desires to purchase, (i) an aggregate of 13,000 shares (the “Shares”) of the Company’s Series B Cumulative Redeemable Voting Preferred Stock, without par value (the “Series B Preferred Stock”), and (ii) detachable warrants in substantially the form attached hereto as Exhibit A (the “Purchaser Warrants”) to purchase up to that number of shares of the Company’s common shares, without par value (the “Common Stock”), that is equal to forty percent (40%) of the aggregate number of Fully Diluted Shares (the Shares and the Purchaser Warrants, collectively, the “Securities”);

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“1997 Directors Plan” shall mean the 1997 Non-Employee Directors’ Stock Option Plan of the Company, as amended.

“1997 Incentive Plan” shall mean the 1997 Long-Term Incentive Plan of the Company, as amended.

“Adjusted Working Capital” shall mean, immediately prior to the Closing, an amount of net working capital of the Company which is equal to (i) the amount of “current assets” of the Company (excluding “assets held for sale”) at such time minus (ii) the amount of “current liabilities” of the Company (excluding (I) “liabilities held for sale” and (II) “short-term borrowings and current portion of long term debt”) at such time, minus the amount of excess cash (as described in Section 6.1(w)(ii)) at such time, in each case for any item set off in quotes as set forth in the appropriate line item of the Company’s financial statements, as determined in accordance with GAAP. For purposes of the foregoing, (1) the term Adjusted Working Capital shall be based upon an assumption that the exchange rates (A) between the United States dollar and the Canadian dollar and (B) between the United States dollar and the British pound shall remain at a constant level from those rates that existed on June 30, 2003, and (2) the amount of any Transaction Costs that are incurred after June 30, 2003 and included in the calculation of Adjusted Working Capital shall be added back to the amount of Adjusted Working Capital.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and executive officers of such Person), controlled by, or under direct or indirect common control with, such Person.

“Agreement” shall mean have the meaning set forth in the preamble.

“Alternative Transaction” shall mean any (i) tender or exchange offer involving the Company, (ii) merger, consolidation or other business combination involving the Company or any of its

Subsidiaries, other than a merger, consolidation or other business combination solely between the Company and one or more of its Subsidiaries, (iii) acquisition by any Person (other than the Company or any of its Subsidiaries) of any interest in equity securities (either currently outstanding or newly issued) of the Company or any of its Subsidiaries whereby after the consummation of such acquisition such acquiring Person would be the beneficial owner of twenty percent (20%) or more of the outstanding equity securities of the Company or any of its Subsidiaries, (iv) acquisition of all or substantially all of the assets of the Company or any of its Subsidiaries, (v) recapitalization or restructuring with respect to the Company; or (vi) any other transaction similar to any of the foregoing with respect to the Company or any of its Subsidiaries; provided, however, that the term “Alternative Transaction” (i) shall not include the transactions contemplated by this Agreement and the Transaction Documents or (ii) only if this Agreement is validly terminated by the Company in accordance with Section 8.15(a)(ii), shall not include any transaction consummated by the Company after such valid termination of this Agreement by the Company in accordance with Section 8.15(a)(ii).

“AMEX” shall mean the American Stock Exchange.

“Amended Articles” shall have the meaning set forth in Section 3.2.

“Amended Regulations” shall have the meaning set forth in Section 3.2.

“Amendment and Termination Agreements” shall mean, collectively, the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and George A. Gehring, the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and Barry W. Schadeck, the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and David H. Kroon, the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and Michael K. Baach, the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and John D. Moran, the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and Robert M. Mayer, and the Amendment and Termination Agreement effective October 23, 2003 by and between the Company and Joseph W. Rog.

“Average Annual Warranty Cost” shall have the meaning set forth in Section 3.32.

“Board” shall mean the Board of Directors of the Company, including any committees thereof.

“Break-Up Fee” shall have the meaning set forth in Section 5.7(e).

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of New York or any other day on which banking institutions are authorized to close in New York City.

“CERCLA” shall have the meaning set forth in Section 3.19(a).

“Certifications” shall have the meaning set forth in Section 3.22.

“Claim Notice” shall have the meaning set forth in Section 7.4.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Fee” shall mean the closing fee payable by the Company pursuant to Section 1 of the Services Agreement.

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plans” shall have the meaning set forth in Section 3.15.

“Company Product” shall have the meaning set forth in Section 3.32.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of April 24, 2003 by and between Purchaser and the Company.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

“Current Terms” shall mean (i) with respect to an account payable for which a related invoice or other agreement governing payment terms exists, the payment terms as defined in the invoice or other agreement related to such account payable; (ii) with respect to an account payable with no related invoice or other agreement governing payment terms, the payment terms for an account payable that are consistent with the customary payment practices in the Ordinary Course of Business of non-distressed businesses in the Company’s industry or line of business; and (iii) with respect to amounts owed by the Company to its employees, the aggregate amounts owed by the Company in the Ordinary Course of Business to its employees, including, without limitation, bonuses, salaries, and vacation, sick leave and other benefits, without any extension for, postponement of or out of the ordinary rollover of the payment or accrual of such amounts.

“Determination Date” shall mean the date of the later to occur of (i) the approval by Company’s shareholders of the Shareholder Proposals and (ii) the consummation of the sale of the Company’s Middle East operations in accordance with the conditions set forth in Section 6.1(y); provided that if the events described in both clause (i) and clause (ii) above have not yet occurred, the Determination Date shall be a date in the future that is not yet determined.

“Environmental Laws” shall have the meaning set forth in Section 3.19(a).

“Environmental Permits” shall have the meaning set forth in Section 3.19(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“ERISA Affiliates” shall have the meaning set forth in Section 3.15(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Articles” shall have the meaning set forth in Section 3.2.

“Existing Regulations” shall have the meaning set forth in Section 3.2.

“Existing Senior Lenders” shall mean the Company’s senior lenders under the Prior Credit Agreement.

“Existing Senior Notes” shall mean the Senior Notes due 2008 issued by the Company pursuant to the terms and conditions of the Prior Note Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.23.

“Foreign Collectively Bargained Benefit Plan” shall mean each Foreign Benefit Plan that covers or benefits any current or former employee of the Company or any of its Subsidiaries that is not a Foreign Governmental Benefit Plan and that is sponsored by any Person other than the Company or any of its Subsidiaries.

“Foreign Benefit Plan” shall mean each employee benefit plan, cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, retirement, severance, medical, life, dental, disability or other welfare benefit plan, or any other benefit plans, programs, agreements, policies, or arrangements and all employment termination, severance, assignment, or other employment contracts or employment agreements governed, required, or imposed by the law of any jurisdiction outside of the United States, whether written or oral, and any insurance policies or arrangements related thereto, maintained, sponsored, established, or contributed to or required to be contributed, or with respect to which any liability is borne, outside the fifty (50) states of the United States of America by the Company or any of its Subsidiaries including but not limited to, any Foreign Governmental Plan.

“Foreign Governmental Benefit Plan” shall mean any Foreign Benefit Plan sponsored by any government or governmental entity.

“Fully Diluted Shares” shall mean that number of shares of Common Stock which is equal to the sum, without duplication, of (i) the number of shares of Common Stock outstanding as of the Closing Date, (ii) the number of shares of Common Stock issuable upon exercise of the Outstanding Warrants, (iii) the number of shares of Common Stock issuable upon exercise of the Purchaser Warrants and the Lender Warrants, (iv) a number of shares of Common Stock, issuable upon exercise of the Outstanding Options and options that may be granted under the Option Plans or the New Option Plan, equal to fifteen percent (15%) of the aggregate number of shares of Common Stock contemplated by clauses (i) - (v) herein and (v) the number of shares of Common Stock issuable due to the effects of any anti-dilution adjustment to any of the foregoing upon the issuance of the Purchaser Warrants, the Lender Warrants or any of the securities contemplated in clauses (ii), (iii) and (iv) above.

“GAAP” shall have the meaning set forth in Section 3.23.

“Government” shall mean the government of the United States of America, its agencies and instrumentalities.

“Governmental Approval” shall mean any approval, order, consent, waiver, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority.

“Governmental Authority” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Government Bid” shall mean any offer to sell made by the Company or any of its Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been issued more than thirty (30) days prior to the date of this Agreement.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the Company or any of its Subsidiaries on one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to a contract with a Governmental Authority if such subcontractor is acting in its capacity as a subcontractor, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Material” shall mean any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint, polychlorinated biphenyls, radioactive material or radon.

“Indebtedness” of any Person shall mean (a) all liabilities and obligations of such Person, contingent or otherwise, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the deferred and unpaid balance of the purchase price of any property or services, except those incurred in the Ordinary Course of Business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers’ acceptances, or (v) for payment of money relating to leases that are required to be capitalized for financial reporting purposes under GAAP, (b) all liabilities and obligations of any other Person of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability or which are secured by the assets or property of such Person and (c) all obligations of such Person to purchase, redeem or acquire any of its capital stock.

“Indebtedness Cap” shall initially mean $49,000,000, minus the amount of Run-Off Insurance Costs, minus any net proceeds from the sale of any non-current assets and any assets reflected in “assets held for sale” on the Company’s Form 10-Q for the quarterly period ended June 30, 2003 (including, but not limited to the Company’s Middle East operations and as adjusted to exclude the reclassification of the Company’s U.K. operations, as set forth in Exhibit C of the LOI), plus the amount of any net proceeds from the sale of the Company’s Middle East operations that are used and allocated to pay Yield Maintenance Amounts, plus the amount, if any, by which net proceeds ((i) after deducting fees and expenses paid or payable to Grant Thornton relating to the sale of the Company’s Middle East operations and (ii) excluding any amounts subject to earnout, holdback, escrow, delayed payment or other similar arrangements) received by the Company prior to the Closing from the sale of the Company’s Middle East operations (excluding such amounts that are used and allocated to pay Yield Maintenance Amounts) exceeds an amount equal to the Prior Note Prepayment Amount as of the Closing Date, plus the amount, if any, by which excess cash (as described in Section 6.1(w)(ii)) exceeds $4,100,000, plus the amount, if any, by which Transaction Costs paid by the Company at any time prior to the calculation of the

Indebtedness Cap exceeds $220,000; provided, however, that if the Adjusted Working Capital shall be less than the Initial Adjusted Working Capital, then the Indebtedness Cap shall be reduced by an amount which is equal to (i) the Initial Adjusted Working Capital minus (ii) the Adjusted Working Capital; and, provided, further, that if the Adjusted Working Capital shall be greater than the Initial Adjusted Working Capital, then the Indebtedness Cap shall be increased by an amount which is equal to (A) the Adjusted Working Capital minus (B) the Initial Adjusted Working Capital.

“Indemnified Party” shall have the meaning set forth in Section 7.4.

“Indemnifying Party” shall have the meaning set forth in Section 7.4.

“Investor and Registration Rights Agreement” shall have the meaning set forth in Section 6.1(i).

“Initial Adjusted Working Capital” shall mean $18,121,000.

“Knowledge” shall mean with respect to the Company, the actual knowledge of Joseph W. Rog, Robert M. Mayer, John D. Moran, Michael K. Baach, David H. Kroon, George A. Gehring, Jr. and Barry W. Schadeck.

“Law” shall mean the Existing Articles, the Existing Regulations and any foreign, federal, state or local law, statute, rule, regulation, ordinance, code, directive, writ, injunction, decree, judgment or order applicable to the Company or any of its Subsidiaries.

“Lender Warrants” shall mean the detachable warrants to be issued by the Corporation to the holders of Subordinated Notes in connection with the issuance of the Subordinated Notes.

“Letter Agreement” shall mean that certain letter agreement, dated as of August 14, 2003, by and between the Company and Purchaser.

“Losses” shall have the meaning set forth in Section 7.3.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“LOI” shall mean that certain Letter of Intent, dated as of September 11, 2003, by and between the Company and Purchaser, as amended.

“Major Shareholder” shall mean a beneficial or record owner of a number of shares of Common Stock equal to or in excess of ten percent (10%) of the outstanding shares of Common Stock.

“Material Adverse Effect” shall mean an event, occurrence or condition that has had, or could reasonably be expected to have, a material adverse change or effect on the business, condition (financial or otherwise), assets, liabilities, working capital, prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

“Material Contracts” shall have the meaning set forth in Section 3.10.

“Minimum Excess Cash Amount” shall mean an amount equal to $4,100,000; provided that if the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis immediately prior to the Closing shall be less than the Indebtedness Cap, then the Minimum Excess Cash Amount shall be reduced by an amount which is equal to (i) the Indebtedness Cap minus (ii) the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis immediately prior to the Closing.

“New Option Plan” shall mean the new incentive plan of the Company to be approved by the Board subsequent to the Closing.

“Option Plans” shall mean, collectively, (i) the 1997 Incentive Plan and (ii) the 1997 Directors Plan.

“Ordinary Course of Business” means any action taken by a Person that is:

(a) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Outstanding Options” shall have the meaning set forth in Section 3.4(a).

“Outstanding Warrants” shall have the meaning set forth in Section 3.4(a).

“Qualified Plan” shall have the meaning set forth in Section 3.15(b).

“Permits” shall have the meaning set forth in Section 3.8.

“Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 3.4(a).

“Prior Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of June 9, 2000, as amended, by and between Bank One, NA, the Company and the other parties thereto.

“Prior Note Agreement” shall mean that certain Note Purchase Agreement dated as of January 21, 1998, as amended, by and between the Company and The Prudential Insurance Company of America.

“Prior Note Prepayment Amount” shall mean, as of any date of determination, the aggregate amount of all Yield Maintenance Amounts paid by the Company on or after September 11, 2003 but prior to such date of determination, plus the aggregate amount of all Yield Maintenance Amounts payable on such date of determination if the entire principal of the Existing Senior Notes were prepaid on such date of determination.

“Proprietary Rights” shall have the meaning set forth in Section 3.9.

“Proxy Materials” shall mean the proxy statement and other proxy materials, including any amendments and supplements thereto, to be used to solicit proxies on behalf of the Board in connection with the Shareholders Meeting.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser Entity” shall have the meaning set forth in Section 7.2.

“Purchaser Proxy Information” shall have the meaning set forth in Section 5.2(c).

“Purchaser Warrants” shall have the meaning set forth in the Recitals.

“Release” shall mean any past or present release, spill, leak, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping.

“Required Consents” shall mean those consents, approvals, waivers, orders, authorizations, declarations, registrations, filings or notifications required under the agreements set forth on Schedule 3.13A.

“Rights Agreement” shall have the meaning set forth in Section 3.4(c).

“Run-Off Insurance Costs” shall mean the aggregate costs of any insurance policies that provide run-off and/or tail coverage deemed to be reasonably necessary by Purchaser as a result of the transactions contemplated by this Agreement and the other Transaction Documents. The parties hereto agree that the current estimate of the Run-Off Insurance Costs is $900,000, which estimate has been used in establishing the amount of the Indebtedness Cap.

“SAR Plan” shall have the meaning set forth in Section 3.4(b).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency thereto.

“SEC Documents” shall have the meaning set forth in Section 3.22.

“Securities” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Facility” shall mean the Master Credit Facility consisting of a proposed revolving credit line and a term loan from CapitalSource Finance LLC to the Company, upon substantially the terms as set forth in that certain Binding Commitment Letter, dated as of the date hereof, by and between CapitalSource Finance LLC and the Company, as set forth on Exhibit B.

“Series B Preferred Stock” shall have the meaning set forth in the Recitals.

“Services Agreement” shall have the meaning set forth in Section 6.1(i).

“Shareholders Meeting” shall have the meaning set forth in Section 5.2(a).

“Shareholder Proposals” shall have the meaning set forth in Section 5.2(a).

“Shares” shall have the meaning set forth in the Recitals.

“Subordinated Notes” shall mean the Senior Secured Subordinated Notes of the Company proposed to be issued to American Capital Strategies, Ltd. upon substantially the terms as set forth in that certain Binding Commitment Letter, dated as of the date hereof, by and between American Capital Strategies, Ltd. and the Company, as set forth on Exhibit C.

“Subsidiary” or “Subsidiaries” shall mean any other corporation, limited liability company, association, joint stock company, joint venture or business trust of which, as of the date hereof or hereafter, (i) more than fifty percent (50%) of the outstanding voting stock, share capital or other equity interests is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries.

“Superior Proposal” shall mean any proposal relating to an Alternative Transaction (on its most recently amended or modified terms, if amended or modified) which the Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the Company’s creditors and shareholders, from a financial point of view, than the transactions contemplated by this Agreement and the Transaction Documents (including any changes to the financial terms hereof and thereof proposed by Purchaser in response to such Alternative Transaction), (ii) for which the Board has received evidence reasonably demonstrating that any financing required in connection with the Alternative Transaction has been obtained or is then committed, and (iii) reasonably assured of being consummated, taking into account all financial, legal, regulatory and other aspects of such Alternative Transaction.

“Superior Proposal Notice” shall have the meaning set forth in Section 5.7(b).

“Superior Proposal Period” shall have the meaning set forth in Section 5.7(b).

“Third Party” shall have the meaning set forth in Section 5.7(a).

“Transaction Costs” shall mean the aggregate amount of transaction and financing fees, expenses and costs (including, without limitation, all legal, accounting, financial, investment banking, due diligence and advisory fees, expenses and costs) incurred or paid, or expected to be incurred or paid, by the Company, Purchaser and/or their Affiliates in connection with the transactions contemplated by this Agreement, the other Transaction Documents, the Senior Credit Facility, and the Subordinated Notes, excluding (a) Yield Maintenance Amounts, (b) all legal fees and expenses of Hahn, Loeser & Parks, LLP other than those in connection with this Agreement, the other Transaction Documents, the Senior Credit Facility and the Subordinated Notes and the transactions related thereto and (c) legal fees and expenses paid or payable to Haynes and Boone, LLP in connection with this Agreement and the transactions related thereto, but including, without limitation, (i) all amounts to be paid pursuant to the Amendment and Termination Agreements, which will be paid six (6) months after Closing, (ii) the Closing Fee, (iii) Run-Off Insurance Costs, (iv) expenses related to the Proxy Materials, (v) fees and expenses paid or payable to Grant Thornton relating to the United Kingdom operations and (vi) fees, costs and expenses related to the termination or redemption of the Rights Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Investor and Registration Rights Agreement, the Purchaser Warrants, the Services Agreement, the Amended Articles, the Amended Regulations and all other agreements and instruments and any other documents, certificates, instruments or agreements executed pursuant to or in connection herewith or therewith, as such documents may be amended from time to time.

“Yield Maintenance Amounts” shall mean yield maintenance amounts, as defined in the Prior Note Agreement.

“Warrant Shares” shall have the meaning set forth in Section 3.5.

2. Purchase And Sale of the Securities; Closing.

2.1. Purchase and Sale of the Securities. Subject to the terms and conditions of this Agreement, at the Closing, the Company agrees to sell and issue to Purchaser, and Purchaser agrees to purchase from the Company, the Securities for an aggregate purchase price of $13,000,000 (the “Purchase Price”).

2.2. Closing.

(a) The purchase and sale of the Securities (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, within five (5) Business Days of the satisfaction or waiver of the closing conditions set forth in Section 6, or on such other date and at such other time as the Company and Purchaser shall mutually agree. The date of the Closing is referred to herein as the “Closing Date.”

(b) At the Closing,

(i) the Company shall deliver to Purchaser (A) one or more certificates representing the Shares in such denominations as Purchaser shall designate, and (B) the Purchaser Warrants; and

(ii) Purchaser shall deliver to the Company the Purchase Price payable by wire transfer of immediately available funds to such account or accounts as the Company shall designate.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that:

3.1. Organization and Qualification. Each of the Company and its Subsidiaries has been duly incorporated or organized and is validly existing and in good standing under the laws of the state of its jurisdiction or organization, and has the requisite power and authority to own, lease and operate its assets, properties and businesses and to carry on its businesses as it is presently being conducted. Each of the Company and its Subsidiaries is duly qualified to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities make such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect.

3.2. Articles of Incorporation and Code of Regulations. The Company has delivered to Purchaser true, correct, and complete copies of (i) the Amended and Restated Articles of Incorporation of the Company as in effect on the date hereof (the “Existing Articles”), (ii) the Amended and Restated Code of Regulations of the Company as in effect on the date hereof (the “Existing Regulations”), (iii) the Amended and Restated Articles of Incorporation of the Company, including all certificates of amendment and including the designation of the rights, powers and preferences of the Series B Preferred Stock in the form attached hereto as Exhibit D as will be in effect at the Closing assuming shareholder approval of the Shareholder Proposals (the “Amended Articles”), and (iv) the Amended and Restated Code of

Regulations of the Corporation in the form attached hereto as Exhibit E as will be in effect at the Closing assuming shareholder approval of the Shareholder Proposals (the “Amended Regulations”).

3.3. Corporate Power and Authorization. The Company has all required corporate power and authority to (i) execute and deliver this Agreement and each of the other Transaction Documents, and (ii) assuming shareholder approval of the Shareholder Proposals, perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company (except for shareholder approval of the Shareholder Proposals). This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other Transaction Documents when executed by the Company on or prior to the Closing as provided herein will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles. The sale, issuance and delivery of the Securities and the performance of all of the obligations of the Company under this Agreement and each of the other Transaction Documents have been authorized or will be authorized prior to the Closing, and, other than the approval of the Company’s shareholders of the Shareholder Proposals and the consents listed on Schedule 3.13A and Schedule 3.13B, no other corporate or other approval or authorization is required on the part of the Company, any of its Subsidiaries or any other Person by Law or otherwise in order to make this Agreement and each of the other Transaction Documents the valid, binding and enforceable obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles.

3.4. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock and (ii) 1,000,000 shares of the Company’s Serial Preferred Shares, without par value (the “Preferred Stock”). As of November 12, 2003, 8,454,847 shares of Common Stock have been issued and are outstanding and no shares of Preferred Stock are issued and outstanding. As of December 10, 2003, (A) 1,309,277 shares of Common Stock are issuable upon exercise of outstanding options granted pursuant to the 1997 Incentive Plan and (B) 55,000 shares of Common Stock are issuable upon exercise of outstanding options granted pursuant to the 1997 Directors Plan (collectively, the “Outstanding Options”). As of the date hereof and the Closing Date, the maximum number of shares of Common Stock that are issuable upon exercise of additional options that may be granted (I) under the 1997 Incentive Plan is 276,461; provided that shares issued upon exercise of option awards, and shares subject to issuance but not issued due to surrender, lapse, expiration or termination, shall once again be available for issuance, (II) under the 1997 Directors Plan is 7,500, and (III) under the Outstanding Warrants is 774,962 (collectively, the “Unissued Options”). The Company has reserved a sufficient number of Common Stock for issuance upon exercise of the Outstanding Options, the Unissued Options and the Outstanding Warrants. As of the date hereof and the Closing Date, (1) 387,481 shares of Common Stock are issuable upon exercise of warrants issued to Bank One, N.A. pursuant to that certain Common Stock Purchase Warrant, dated as of September 23, 2002, and (2) 387,481 shares of Common Stock are issuable upon exercise of warrants issued to The Prudential Insurance Company of America pursuant to that certain Common Stock Purchase Warrant, dated as of September 23, 2002 (collectively, the “Outstanding Warrants”). The Company is a party to the Rights Agreement, which entitles shareholders of the Company to buy, upon certain triggering events, one one-hundredth of a Series A

Junior Participating Preferred Share at an exercise price of $75 per share (subject to certain adjustments provided therein).

(b) Except as set forth in Section 3.4(a), as contemplated by this Agreement or as set forth in Schedule 3.4(b) hereto, there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company; (iii) subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities; or (iv) other than 30,000 Stock Appreciation Rights granted under the Company’s 2001 Non-Employee Directors Stock Appreciation Rights Plan (the “SAR Plan”), equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to the Company. Except as set forth on Schedule 3.4(b) or as set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any other securities of the type described in clauses (i)-(iv) of the preceding sentence. Except as provided in this Agreement, applicable securities laws, the Company’s 401(k) Savings Plan and the Company’s Employee Stock Purchase Plan, there are no restrictions upon the voting or transfer of any shares of the capital stock or other voting securities of the Company pursuant to the Existing Articles, the Existing Regulations or other governing documents or any agreement or other instrument to which the Company is a party or by which the Company is bound.

(c) The execution and delivery of this Agreement is not and will not be deemed to be a triggering event and will not otherwise accelerate, create or result in any redemption rights under that certain Rights Agreement, dated as of July 23, 1997, by and between the Company and ComputerShare, as successor rights agent (the “Rights Agreement”). As of the Closing Date, the Company will have taken any and all action necessary to terminate the Rights Agreement.

3.5. Authorization of Issuance; Reservation of Shares. At the Closing, (i) the Shares to be acquired by Purchaser from the Company will be duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights and (ii) upon execution of the Purchaser Warrants, the shares of Common Stock issuable upon exercise of the Purchaser Warrants (the “Warrant Shares”) will be duly authorized and reserved for issuance, and upon issuance thereof upon exercise of the Purchaser Warrants, will be validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights.

3.6. Title to Properties. Except as set forth on Schedule 3.6, the Company and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, all of their respective real properties and other properties, whether tangible or intangible. Except as set forth on Schedule 3.6, none of the real properties or other properties, whether tangible or intangible, of the Company and its Subsidiaries is subject to any Lien. The Company and each of its Subsidiaries has performed all the obligations required to be performed by it in all material respects under the applicable lease or other agreement with respect to all of its real properties and other properties, whether tangible or intangible, leased by it. All such leases are valid, binding and enforceable with respect to the Company and its Subsidiaries, to the extent each is a party thereto, in accordance with their terms (except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally, and (ii) general equitable principles) and are in full force and effect, no material event of default has occurred and is continuing under such leases on the part of the Company or any of its Subsidiaries, and the Company has no Knowledge of the occurrence of any uncured event of default under such leases by any other Person.

3.7. Related-Party Transactions. Except as set forth in Schedule 3.7, no director, officer, employee, Major Shareholder, or consultant of the Company or any of its Subsidiaries or member of the immediate family (defined as parents, spouse, siblings or lineal descendants) of any such director, officer, employee, Major Shareholder, or consultant is indebted to the Company or any of its Subsidiaries for borrowed money, and neither the Company nor any of its Subsidiaries is indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than for reimbursement of expenses incurred in connection with their service to the Company and/or its Subsidiaries. Except as provided in this Agreement or the other Transaction Documents or except as set forth in Schedule 3.7, no director, officer or Major Shareholder of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any consultant or any member of the immediate family of any such director, officer, Major Shareholder, or, to the Knowledge of the Company, consultant, directly or indirectly, (i) is a party to or beneficially owns of record in excess of ten percent (10%) of any person that is a party to any Material Contract or has any other business relationship with the Company or any of its Subsidiaries, except for stock ownership in, and employment by, the Company or any of its Subsidiaries, or (ii) has any business relationship with any competitor of the Company or any of its Subsidiaries.

3.8. Permits; Compliance with Applicable Law. Except as set forth on Schedule 3.8, the Company and each of its Subsidiaries has all franchises, permits, licenses, authorizations, approvals, registrations and any similar authority (“Permits”) required for the conduct of its business as now being conducted by it. The Permits shall include, without limitation, licenses and registrations as appropriate for conduct of the Company’s and Subsidiaries’ businesses the absence of which would have a Material Adverse Effect. Except as set forth in Schedule 3.8, neither the Company nor any of its Subsidiaries is in violation of, or has defaulted under, any such Permits. All such Permits are in full force and effect, and no violations that are continuing have been recorded in respect of any such Permits. No proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any such Permit. No Permit will be suspended, cancelled or adversely modified as a result of the execution and delivery of this Agreement and each of the other Transaction Documents. Except as set forth on Schedule 3.8, the Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any Law, except for failures or violations that would not have a Material Adverse Effect.

3.9. Proprietary Rights. Except as set forth on Schedule 3.9, the Company and its Subsidiaries are the sole owners, free and clear of any Liens, of all Proprietary Rights. As used herein, the term “Proprietary Rights” means the Company’s or its Subsidiaries’ patents, trademarks, trade names, service marks, logos, designs, formulations, copyrights, and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, research and development, all Internet domain names, Web sites and computer programs, data bases and software documentation and all other intellectual property owned, licensed or otherwise used by the Company and its Subsidiaries. Set forth in Schedule 3.9 is a true and correct list of all patents and patent applications; trademarks, trade names, service marks, logos and all applications and registrations of the foregoing; Internet domain names; copyright applications and registrations; and a list describing all software owned or licensed by the Company and its Subsidiaries. The Company and each of its Subsidiaries has taken all reasonable actions to protect its rights in Proprietary Rights owned by it. The rights of the Company and each of its Subsidiaries in the Proprietary Rights are valid and enforceable. Except as disclosed in Schedule 3.9, neither the Company nor any of its Subsidiaries has received any demand, claim, notice or inquiry from any person or entity in respect of the Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company and the Subsidiaries in any of the Proprietary Rights, and the Company has no Knowledge of any basis for any such challenge. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in violation or infringement of, and has not violated or infringed, any intellectual property rights of any other Person. To the Company’s Knowledge, except as set forth in Schedule 3.9, no third party is infringing on the rights of the Company and its Subsidiaries in and to the Proprietary Rights. Except on an arm’s-length basis for value and other commercially reasonable terms, neither the Company nor any of its Subsidiaries has granted any license with respect to the Proprietary Rights to any Person.

3.10. Material Contracts.

(a) Set forth in Schedule 3.10(a) is a true and complete list of all material contracts, agreements, powers of attorney, undertakings, commitments, notes, bonds, indentures, mortgages, deeds of trust, guarantees, pledges, instruments, leases, decrees or obligations that are currently in effect to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, including, without limitation, (i) any agreement or purchase or task order that requires future expenditures by the Company or any of its Subsidiaries in excess of $200,000 in any given year, or $350,000 in the aggregate, or that could result in payments to the Company or any of its Subsidiaries in excess of $500,000 in the aggregate, (ii) any employment agreements and material consulting agreements, (iii) any agreement with any current or former Major Shareholder, officer or director of the Company or any of its Subsidiaries, or any Affiliate of such Major Shareholder, officer or director, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, the rental of real or personal property from, the licensing of intellectual property from, or otherwise requiring payments to, any such Major Shareholder, officer or director, (iv) any material agreement relating to the development, manufacture, marketing or distribution of the products or services of the Company or any of its Subsidiaries, (v) any material agreement relating to the licensing of intellectual property where the Company and/or its Subsidiaries is the licensee or licensor, and (vi) any other agreement material to the business of the Company or any of its Subsidiaries, regardless of the dollar value of the amounts receivable by, or payment obligations of, the Company or its Subsidiaries thereunder (collectively, the “Material Contracts”).

(b) Assuming the due execution and delivery by the other parties thereto, each of the Material Contracts is legal, valid and binding, and in full force and effect, and enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles. There is no breach, violation or default by the Company or any of its Subsidiaries (or, to the Company’s Knowledge, any other party thereto) under any Material Contract, and no event has occurred which, with notice or lapse of time or both, would (A) constitute a material breach, violation or default by the Company or any of its Subsidiaries (or, to the Company’s Knowledge, any other party thereto) under any such Material Contract, (B) give rise to any Lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company or any of its Subsidiaries under any such Material Contract or (C) to the Knowledge of the Company, give rise to any material claims for indemnification against the Company or any of its Subsidiaries under any Material Contract. Except as set forth in Schedule 3.10(b), neither the Company nor any of its Subsidiaries is and, to the Company’s Knowledge, no other party to any of such Material Contract is, in arrears in any material respect of the performance or satisfaction of any terms or conditions on its part to be performed or satisfied under any of such Material Contracts, except as set forth in Schedule 3.12, neither the Company nor any of its Subsidiaries has received notice of, or otherwise has Knowledge of, any material claim for indemnification under any Material Contract that is currently pending, or has been asserted during the past twenty four (24) months, and neither the Company nor any of its Subsidiaries has and, to the Company’s Knowledge, no other party thereto has, granted or been granted any waiver or indulgence under any of such Material Contracts or repudiated any provision thereof.

(c) The Company has provided or made available to Purchaser or its representatives complete copies of each of the Material Contracts, including all amendments, modifications, supplements, schedules, exhibits and attachments thereto.

(d) Except as set forth in Schedule 3.10(d), neither the Company nor its Subsidiaries is a party to or otherwise bound by any contracts, agreements, undertakings, commitments, notes, bonds, indentures, mortgages, deeds of trust, guarantees, pledges, instruments, leases, decrees or other obligations that are currently in effect and that contain any noncompete provisions or similar provisions that would place any restriction on or otherwise affect the business and operations of Purchaser after the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.11. No Conflicts. The execution and delivery by the Company of this Agreement and each of the Transaction Documents, and the performance by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of the Existing Articles (except as expressly addressed in the Amended Articles), the Existing Regulations (except as expressly addressed in the Amended Regulations), the Amended Articles, the Amended Regulations, or the charter, bylaws, or other governing instruments of any Subsidiary of the Company, (ii) except as set forth on Schedule 3.11, conflict with or result in a violation of any provision of, constitute (with or without the giving of notice or the passage of time or both) a default or event of default under, give rise (with or without the giving of notice or the passage of time or both) to any loss of any benefit under, give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, or require any consent under, any Material Contract, (iii) result in the creation or imposition of any Lien upon the properties of the Company or any of its Subsidiaries other than as contemplated under the Senior Credit Facility or Subordinated Notes, or (iv) violate in any respect any Law binding upon the Company or any of its Subsidiaries or any rules, regulations or published policies of the AMEX.

3.12. Litigation. Except as set forth in Schedule 3.12, there is no action, claim, litigation, tax or compliance audit, suit or proceeding, regulatory or administrative enforcement action or Governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, any of their officers or directors that, only with respect to such officers and directors, is related to the Company’s business, or the assets of the Company or its Subsidiaries. To the Company’s Knowledge, there is no reason to believe that any of the foregoing may occur which would have, or any of the items set forth in Schedule 3.12 would reasonably be likely to result in, in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.12, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree directed against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any officer or director thereof. There is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened against the Company seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby and thereby.

3.13. Consents. No consent, approval, waiver, order or authorization of, declaration, registration or filing with, or notice to any Person or Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with (i) the execution, delivery and performance of this Agreement and the other Transaction Documents or (ii) the offer, sale or issuance of the Securities, except for such consents, approvals, waivers, orders, authorizations, declarations, registrations, filings or notifications listed on Schedule 3.13A and Schedule 3.13B.

3.14. Labor Relations; Employees.

(a) Set forth on Schedule 3.14(a) is a true and correct list of each employee of the Company and each of its Subsidiaries whose annual base compensation is equal to or exceeds $100,000, which list provides, among other things, the name, title, job description and compensation information concerning each such employee as of November 23, 2003 and whether such employee is party to a confidentiality, nondisclosure and/or noncompete agreement with the Company and/or its Subsidiaries.

(b) Except as set forth in Schedule 3.14(b), neither the Company nor any of its Subsidiaries is delinquent in payments to its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed to any employee as of the date hereof.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws relating to employment and classification of persons as employees, including, without limitation, all such Laws relating to wages, hours, leave rights, discrimination, anti-retaliation, civil rights, immigration, safety and the collection and payment of withholding and/or Social Security taxes and similar taxes and the provision of employee benefits. Except as set forth in Schedule 3.14(c), to the Company’s Knowledge, no officer, executive or manager of the Company or its Subsidiaries has any current plans to terminate his or her employment with the Company or such Subsidiary.

(d) Except as set forth in Schedule 3.14(d), (i) neither the Company nor any of its Subsidiaries employs members of any labor union; (ii) no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or request for certification of representation of the Company or any of its Subsidiaries; (iii) there are no representation or certification proceedings or petitions seeking a representation election presently pending or threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal in connection with employees of the Company or any of its Subsidiaries; (iv) there are no strikes, lockouts, work stoppages or slowdowns pending or threatened against or involving the Company or any of its Subsidiaries; and (v) there are no unfair labor practice charges, arbitrations, grievances or complaints pending or threatened in writing against the Company or any of its Subsidiaries relating to the employment or termination of employment by the Company or any of its Subsidiaries of any of its employees.

3.15. Employee Benefit Plans.

(a) Except as set forth in Schedules 3.10(a), 3.10(b) or 3.15(a), the Company and its Subsidiaries do not sponsor, maintain or contribute to, are not required to contribute to, and do not have any liability (contingent or otherwise) with respect to any “employee benefit plans” as defined by Section 3(3) of ERISA, specified fringe benefit plans as defined in Section 6039D of the Code, or any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other employee compensation or benefit plan, agreement, policy, practice, commitment or contract (whether qualified or nonqualified, currently effective or terminated, written or unwritten), or any trust, escrow or other agreement related thereto, subject to U.S. Law (each a “Company Benefit Plan” and together the “Company Benefit Plans”). Except as set forth on Schedule 3.15(a), neither the Company, its Subsidiaries nor any other trade or business (whether or not incorporated) which is or at any time within the six (6)-year period ending on the Closing Date would have been treated as a “single employer” with either the Company or its Subsidiaries under Section 414(b), (c), (m), or (o) of the Code (the “ERISA Affiliates”) has contributed to, been required to contribute to, or has had any liability (contingent or otherwise) at any time within the last six (6) years with respect to any “multiemployer plan,” as that term is defined in Section 4001 of ERISA or any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(b) Each Company Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of all Laws governing or applying to such Company Benefit Plan, including, without limitation, ERISA and the Code, and, to the Knowledge of the Company, no statement, either written or oral, has been made by the Company with regard to any Company Benefit Plan that is not materially in accordance with its terms. Except as set forth on Schedule 3.15(b), the Company and its Subsidiaries have each performed, in all material respects, all of their obligations under all Company Benefit Plans, and all contributions (including all employer and employee salary reduction contributions) to any Company Benefit Plan with respect to any period ending before, at or including the Closing Date have been made or will be made within the permitted time period therefor. Neither the Company nor its Subsidiaries has engaged in or permitted to occur and, to the Knowledge of the Company, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or “prohibited transaction” under Section 4975(c) of the Code or any breach of fiduciary duty under ERISA with respect to any Company Benefit Plan, except for any transactions that are exempt under Section 408 of ERISA or Section 4975 of the Code. Except as set forth on Schedule 3.15(b) and except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other Internal Revenue Service releases thereunder, has not expired, (i) each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Plan”) has received a favorable determination letter from the Internal Revenue Service and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Company Benefit Plan is exempt from federal income tax under Section 501(a) of the Code, and (ii) no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Company Benefit Plan or trust. All filings required by ERISA and the Code as to each Company Benefit Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided. The Company, its Subsidiaries and each ERISA Affiliate has complied with all of the provisions of Parts 6 and 7 of Title I of ERISA and Section 4980B of the Code.

(c) The Company has delivered or made available to Purchaser or its designated representatives true, accurate, and complete copies of (i) all documents setting forth the terms of each Company Benefit Plan that exists in written form, including without limitation, the plan documents, related contracts, summary plan descriptions, insurance policies, all related trust agreements, and other documents describing the funding agreements for each such Company Benefit Plan, except those provisions arising by operation of law that have not yet been formally adopted but are required to conform the operation of such plans to applicable law, (ii) the most recent determination letter received from the Internal Revenue Service, where applicable, for each Qualified Plan, (iii) the Form 5500 Annual Report filed in each of the three most recent plan years, where applicable, (iv) all written agreements with third-party administrators, actuaries, investment managers, consultants, and any other third parties providing services with respect to or on behalf of any Company Benefit Plan currently in force or for which the Company or any of its Subsidiaries currently has any liability (contingent or otherwise); (v) all reports, including discrimination testing reports conducted within the four (4) years preceding the Closing Date; (vi) a copy of the form of notice, if any, used by any Company Benefit Plan to notify participants and beneficiaries of their rights under Section 601 et seq. of ERISA and Sections 4980B and 9801 et seq. of the Code, and under all other applicable federal and state laws regulating the notice requirements of “group health plans” (as defined in Section 607(1) of ERISA); (vii) all documents that set forth the terms of each Foreign Benefit Plan; together with all amendments thereto, and, if applicable, all current trust agreements and other documents establishing other funding arrangements, together with all amendments thereto, and the latest financial statements and actuarial valuation report, as applicable, thereof and (viii) all such other documents requested by the Purchaser prior to the Closing Date with respect to each Company Benefit Plan.

(d) There are no pending, or, to the Knowledge of the Company, threatened, claims by or on behalf of any Company Benefit Plan, or by any Person, (other than ordinary claims for benefits submitted by participants and beneficiaries) that, individually or in the aggregate, could result in material liability on the part of Purchaser, the Company, its Subsidiaries or any fiduciary of any such Company Benefit Plan.

(e) Neither the Company nor its Subsidiaries maintains or is obligated to provide benefits under any life, medical, or health plan (other than as an incidental benefits under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under Section 601 et seq. of ERISA and Section 4980B of the Code or other applicable law.

(f) Except as set forth on Schedule 3.15(f), no employee of either the Company or its Subsidiaries shall be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement or the other Transaction Documents. Assuming effectiveness of the Amendment and Termination Agreements, which effectiveness is expressly conditioned upon the Closing, no Person is entitled to receive any additional payment from the Company, its Subsidiaries or any other party that could result in a loss of deduction for the Company under Section 280G of the Code.

(g) Except as set forth on Schedule 3.15(g), to the Company’s Knowledge, no event has occurred or circumstance exists that could result in a material increase in premium costs of any Company Benefit Plans that are insured or a material increase in benefit costs of such Company Benefit Plans that are self-funded.

(h) Neither the Company, its Subsidiaries nor any ERISA Affiliate has violated Sections 306 or 402 of the Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not cause such a violation.

(i) Foreign Benefit Plans.

(i) Schedule 3.15(i) contains a true and complete list of each Foreign Benefit Plan other than a Foreign Governmental Benefit Plan.

(ii) Each Foreign Benefit Plan other than a Foreign Collectively Bargained Benefit Plan or a Foreign Governmental Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions, premiums or other payments required to be made by the Company or any of its Subsidiaries with respect to each Foreign Benefit Plan have been timely made and have been paid in full. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any announcement, agreement, or proposal or has incurred or is likely to incur on or prior to Closing any obligation in connection with the amendment of, termination of, or withdrawal from any Foreign Benefit Plan.

(iii) The present value of the accrued benefit liabilities (whether or not vested) attributable to employees of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is or may be liable under each Foreign Benefit Plan that is a pension or retirement plan (including, without limitation, any superannuation fund) or that provides for actuarially-determined benefits, determined as of the end of the most recently ended fiscal year of the Company or any such Subsidiary, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Benefit Plan allocated to such benefit liabilities, or, alternatively, the Company or any such Subsidiary has established adequate reserves for the present value of such accrued benefit liabilities, determined as described herein, in the Financial Statements.

(iv) No action, litigation, audit examination, investigation or administrative proceeding has been made, commenced or, threatened with respect to any Foreign Benefit Plan that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries. No Foreign Benefit Plan which is not a Foreign Governmental Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits and has unfunded liabilities, and neither the Company nor any of its Subsidiaries has any obligation to provide any such benefits to any active employees following such employees’ retirement or termination of service, to any retired or former employees, or to any beneficiary of any retired or former employee following such employees’ death.

(v) There are no material liabilities of the Company or any of its Subsidiaries with respect to any Foreign Benefit Plan that are not accrued or otherwise disclosed in the Financial Statements. To the knowledge of the Company, no condition or circumstance exists that would prevent the amendment or termination of any Foreign Benefit Plan other than a Foreign Collectively Bargained Benefit Plan or Foreign Governmental Benefit Plan. With respect to each Foreign Benefit Plan (other than a Foreign Governmental Benefit Plan), to the knowledge of the Company, no event has occurred and no condition or circumstance exists that could result in a material increase in the benefits under or the expense of maintaining any such Foreign Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof. To the knowledge of the Company, no event has occurred and no condition or circumstance exists that could result in a material increase in the benefits under or the expense of maintaining any Foreign Collectively Bargained Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

(vi) The execution of this Agreement and the consummation of the Contemplated Transactions will not constitute a triggering event under any Foreign Benefit Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries. No Foreign Benefit Plan (other than a Foreign Governmental Benefit Plan) provides for the payment of severance, termination, change of control or similar-type payments or benefits.

3.16. Tax Returns, Payments and Elections. The Company and each of its Subsidiaries has filed all tax returns and reports (including information returns and reports) as required by law. Such returns and reports are true and correct in all material respects. The Company and each of its Subsidiaries has paid all taxes shown as due on such returns. The provision for taxes of the Company and its Subsidiaries as shown in the Financial Statements (as hereinafter defined) is adequate in all respects for all taxes, assessments and governmental charges due or accrued as of the date thereof with respect to its business, properties and operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has elected pursuant to the Code to be treated as a Subchapter S corporation pursuant to Section 1362(a) or a collapsible corporation pursuant to Section 341(f) of the Code, nor has the Company or any of its Subsidiaries made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries has had any tax deficiency proposed or assessed that has not been paid in full against it by the Internal Revenue Service or any other foreign, federal, state or local taxing authority and, other than those that have been paid in full or closed, none have been asserted in writing or, to the Company’s Knowledge, currently threatened at any time for additional taxes. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge that remains outstanding. Except as set forth on Schedule 3.16, within the six (6) year period preceding the date hereof, none of the Company’s or any of its Subsidiary’s foreign, federal, state or local income or franchise tax or sales or use tax returns are currently subject to audit by governmental authorities and, to the Company’s Knowledge, none is threatened. Since the date of the Financial Statements, neither the Company nor any of its Subsidiaries has incurred any taxes, assessments or governmental charges other than in the Ordinary Course of Business. The Company and each of its Subsidiaries has withheld or collected from each payment made to each of its respective employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) and foreign taxes required to be withheld or collected therefrom, and has paid or will pay within the time permitted therefore, the same to the proper tax receiving officers or authorized depositories.

3.17. Brokers or Finders. Except as set forth in Schedule 3.17, neither the Company or any of its Subsidiaries has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company or any of its Subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

3.18. Offering Exemption. Assuming the approval of the Shareholder Proposals and the truth and accuracy of the representations and warranties of Purchaser contained in Sections 4.2, 4.3, 4.4 and 4.5, the offer, sale and issuance of the Securities to Purchaser are, and the offer, sale and issuance of the Warrant Shares to Purchaser upon exercise of the Purchaser Warrants will be, exempt from registration under the Securities Act and under any applicable state securities and “blue sky” laws, as currently in effect.

3.19. Environmental Matters.

(a) Except as set forth on Schedule 3.19(a), the Company complies and has at all times complied in all material respects with all federal, state and local laws, judgments, decrees, orders, consent agreements, authorizations, permits, licenses, rules, regulations, common or decision law (including, without limitation, principles of negligence and strict liability) relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety matters of humans and other living organisms, including, without limitation, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, and any state or local analog (hereinafter “Environmental Laws”).

(b) Except as set forth on Schedule 3.19(a), the Company has obtained, and has timely filed renewal applications for, all permits, approvals, identification numbers, certificates, registrations, licenses, and other authorizations necessary for its operations under any Environmental Law (hereinafter “Environmental Permits”) and all such Environmental Permits are in good standing.

(c) Except as set forth in Schedule 3.19(c), (i) the Company has no Knowledge of, and has not received notice of, any complaint, order, directive, lien, claim, notice of violation, request for information or citation, and to the Company’s Knowledge no proceeding has been instituted raising a claim against the Company or any predecessor or any of their respective real properties or other assets currently or formerly owned, leased or operated indicating or alleging any damage to the environment or any liability or obligation under or violation of any Environmental Law, which claim has not been settled, and (ii) the Company is not subject to any order, decree, injunction or other directive of any Governmental Authority relating to any Environmental Laws.

(d) The Company has not disposed of, sent, or arranged for the transportation of Hazardous Materials on or to any site that, pursuant to CERCLA or any similar or analogous state law, has been placed or is proposed to be placed on the federal “National Priorities List” or any similar state list.

(e) The Company has not been identified as a potentially responsible party under CERCLA or any similar or analogous state law.

(f) Except as set forth in Schedule 3.19(f), (i) the Company has not used and, to the Company’s Knowledge, no other person has used, any portion of any property owned, operated or leased by the Company for the disposal of Hazardous Materials and, except in the normal course of business and in accordance with applicable Environmental Laws, for the generation, handling, processing, treatment, or storage of Hazardous Materials; (ii) the Company does not own or operate, and has not owned or operated, any underground tank or other underground storage receptacle for Hazardous Materials or any structure or equipment containing any asbestos-containing materials or polychlorinated biphenyls, and, to the Company’s Knowledge, no underground tank or other underground storage receptacle for Hazardous Materials, and no asbestos-containing materials or polychlorinated biphenyls are located on any portion of any property currently, or to Company’s Knowledge, formerly owned, operated or leased by the Company; and (iii) there have been no Releases or threatened Releases of Hazardous Materials on, at, in, under, above, to, from or about any property currently or formerly owned, operated or leased by the Company except in compliance with Environmental Laws and in such amounts that would not reasonably create liabilities, obligations, or restrictions under any Environmental Laws.

(g) Except as set forth in Schedule 3.19(g), the execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including any so-called “environmental cleanup responsibility acts” or requirements for the transfer of permits, approvals, or licenses. The Company has delivered or made available to Purchaser or its designated representatives true, accurate and complete copies of all environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations in the Company’s possession of any kind performed within the last five (5) years with respect to the currently or formerly owned, leased, or operated properties of the Company. The Company has made all of its facilities available to Purchaser and its representatives for purposes of conducting further environmentally related assessments.

3.20. Offering of Securities. No form of general solicitation or general advertising has been used by the Company or any of its agents or representatives in connection with the offer and sale of the Securities. Neither the Company nor any of its agents or representatives has, directly or indirectly, offered the Securities to, or solicited any offers to buy the Securities from, any other Person.

3.21. AMEX Compliance. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the AMEX, and the Company has taken no action that could reasonably be expected to have the effect of the termination of the registration of the Common Stock under the Exchange Act or the delisting of the Common Stock from the AMEX. Except as set forth on Schedule 3.21, the Company has not been notified of any action or potential action by the AMEX, or of any violation of the rules and regulations of the AMEX, that could result in the delisting of the Common Stock from the AMEX.

3.22. SEC Documents. Except as set forth on Schedule 3.22, the Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act and the rules and regulations of the AMEX since March 31, 2001 including, without limitation, all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, registration statements and proxy statements, including any amendments, supplements or exhibits thereto, filed by the Company with the SEC since March 31, 2001 (collectively, the “SEC Documents”). Except as set forth on Schedule 3.22, the SEC documents complied in all material respects with the requirements of the Securities Act and the Exchange Act as of their respective filing dates, and none of the SEC Documents, including any financial statements or schedules included or incorporated by reference therein, when filed, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since August 29, 2002, the Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to, or filed with, the SEC all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Certifications”). The Certifications did not contain any qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of its officers has received any notice from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of the Certifications.

3.23. Financial Statements. The Company has delivered to Purchaser copies of the audited financial statements of the Company and its Subsidiaries as at and for the years ended March 31, 2001, 2002 and 2003 and the unaudited financial statements of the Company and its Subsidiaries as at and for the fiscal quarters ended June 30, 2003, September 30, 2003 and the month ended October 31, 2003 (the “Financial Statements”). Except as set forth on Schedule 3.23, the Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States, consistently applied (“GAAP”), and fairly present the financial condition and operating results of the Company and its Subsidiaries as of the date, and for the period, indicated therein, except that the unaudited financial statements of the Company and its Subsidiaries as at and for the fiscal quarters ended June 30, 2003, September 30, 2003 and the month ended October 31, 2003 are subject to normal year-end adjustments and do not contain all notes required under GAAP. Except as set forth in the Financial Statements, the Company and its Subsidiaries have no liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, unliquidated or otherwise), which are required to be included in the Financial Statements in accordance with GAAP, other than (i) liabilities that are listed on Schedule 3.23, (ii) liabilities that have arisen in the Ordinary Course of Business since October 31, 2003 and have not had and could not reasonably be expected to have a Material Adverse Effect and (iii) obligations to perform after the date hereof any contracts or agreement which have been disclosed on Schedules 3.10(a) or 3.10(b) or which are not required to be disclosed on Schedules 3.10(a) or 3.10(b) because such contracts and agreements do not meet the disclosure thresholds under Schedules 3.10(a) or 3.10(b). Except as disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other Person.

3.24. No Suspension or Debarment. Neither the Company nor any of its Subsidiaries during the last five (5) years has been and, to the Company’s Knowledge, none of their respective directors, officers, employees, consultants or agents during the last five (5) years has been, suspended or debarred from eligibility for award of contracts with the Government or any other Governmental Authority or is or was the subject of a finding of non-responsibility or ineligibility for Government or Governmental Authority contracting. During the past five (5) years, no Government or Governmental Authority contracting suspension or debarment action has been threatened or commenced against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of its directors, officers, employees, consultants or agents. To the Company’s Knowledge, there is no basis for, nor any specific circumstance that is or, with the passage of time, would likely become a basis for, the Company’s or any of its

Subsidiaries’ suspension or debarment from award of contracts with the Government or any other Governmental Authority.

3.25. Liability for Cost and Pricing Data. There exists no basis for a claim of any liability of the Company or any of its Subsidiaries by the Government or any other Governmental Authority as a result of any defective, inaccurate, incomplete or out-of-date cost or pricing data submitted to the Government, any Governmental Authority or a Government or Governmental Authority contractor or subcontractor including, without limitation, any such data relating to liabilities accrued on the Company’s books or in its financial accounts for deferred compensation to any employee of the Company. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is in violation of, or is currently alleged to be in violation of, the Truth in Negotiations Act, as amended. Neither the Company nor any of its Subsidiaries has submitted to the Government, Governmental Authority or a Government or Governmental Authority contractor or subcontractor a materially inaccurate certification regarding cost or pricing data.

3.26. Government Contracts.

(a) A true and correct list of each Government Contract and Government Bid to which the Company or any of its Subsidiaries is a party is set forth in Schedule 3.26(a). Prior to the Closing Date, the Company shall amend Schedule 3.26(a) to include a true and correct list of each Government Contract and Government Bid which is entered into by the Company or any of its Subsidiaries between the date of this Agreement and the Closing Date.

(b) Except as set forth in Schedule 3.26(b), (i) the Company and each of its Subsidiaries has fully complied with all terms and conditions of each Government Contract and Government Bid to which it is a party, (ii) the Company and each of its Subsidiaries has complied with all requirements of any Law pertaining to any such Government Contract or Government Bid, (iii) all representations and certifications made by the Company and each of its Subsidiaries with respect to any such Government Contract or Government Bid were accurate, current and complete in every material respect as of their effective date, and the Company and each of its Subsidiaries has fully complied with all such representations and certifications in all material respects, (iv) neither the Company nor any of its Subsidiaries is in violation of, or is currently alleged to be in violation of, the False Statements Act, as amended, the False Claims Act, as amended, or any other federal requirement relating to the communication of false statements or submission of false claims to the Government, and (v) no termination or default notice, cure notice or show cause notice has been issued to the Company or any of its Subsidiaries and remains unresolved, and the Company has no Knowledge of any plan or proposal of any Governmental Authority or Person to issue any such notice.

(c) Except as set forth in Schedule 3.26(c), (i) none of the directors or officers of the Company or its Subsidiaries or, to the Knowledge of the Company, employees, consultants or agents of the Company or its Subsidiaries is, or during the last five (5) years has been, under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company or its Subsidiaries, (ii) there is no pending, nor during the past five (5) years has there been any, audit or investigation of the directors or officers of the Company or its Subsidiaries or, to the Knowledge of the Company, employees, consultants or agents of the Company or its Subsidiaries resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and (iii) during the last five years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure in writing to the Government or any other Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid that has led to any of the consequences set forth in clause (i) or (ii) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(d) Except as set forth in Schedule 3.26(d), there are (i) no outstanding written claims against the Company, either by any Governmental Authority, the Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, and (ii) to the Company’s Knowledge, no outstanding disputes (A) between the Company or any of its Subsidiaries, on the one hand, and the Government or any Governmental Authority, on the other hand, under the Contract Disputes Act or any other federal statute or (B) between the Company or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e) Except as set forth in Schedule 3.26(e), the rates and rate schedules submitted to the Government and any other Governmental Authority by the Company or its Subsidiaries with respect to the Government Contracts have been audited and closed out for all years prior to 1997.

(f) Except as set forth in Schedule 3.26(f), all Government Contracts that are required to be subject to competitive bidding procedures have been awarded, and all Government Bids have been submitted, under a full and open competitive procurement process without preferential treatment of any kind. None of the Government Contracts listed on Schedule 3.26(f) are subject to termination by a Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.27. No Adverse Changes. Except as expressly contemplated by this Agreement and the other Transaction Documents or as set forth in Schedule 3.27, since September 30, 2003, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in the Financial Statements, except changes in the Ordinary Course of Business that would not have a Material Adverse Effect;

(b) any intentional waiver or cancellation of any right of the Company or any of its Subsidiaries, or the cancellation of any debt or claim held by the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(c) any payment, discharge or satisfaction of any claim, liability or obligation of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(d) any creation or incurrence of any Lien upon the assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(e) any declaration or payment of dividends on, distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company or any of its Subsidiaries;

(f) any sale, assignment or transfer of any tangible or intangible assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(g) any loan by the Company or any of its Subsidiaries to any officer, director, employee, consultant or Major Shareholder of the Company or any of its Subsidiaries, other than advances in the Ordinary Course of Business to employees who are not executive officers;

(h) any increase, direct or indirect, in the compensation paid or payable to any officer or director of the Company or any of its Subsidiaries or, other than in the Ordinary Course of Business, to any other employee, consultant or agent of the Company or any of its Subsidiaries;

(i) any change in the accounting methods, practices or policies of the Company or any of its Subsidiaries;

(j) any change in the manner of business or operations of the Company or any of its Subsidiaries (including, without limitation, any accelerations or deferral of the payment of any accounts payable or other current liabilities or deferral of the collection of any accounts or notes receivable);

(k) any capital expenditures or commitments therefor by the Company or any of its Subsidiaries in excess of an aggregate of $250,000.

(l) other than pursuant to an Outstanding Option or as otherwise disclosed in this Agreement, any issuance of any stock, bonds or other securities of the Company or any of its Subsidiaries;

(m) other than as contemplated by this Agreement, any amendment of the Existing Articles, the Existing Regulations or other organizational documents of the Company or any amendment of the organizational or formation documents of any of its Subsidiaries;

(n) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any Indebtedness, other than (1) in the Ordinary Course of Business or (2) in connection with the Senior Credit Facility or the Subordinated Notes;

(o) any acquisition, disposition or similar transaction involving any assets, properties or liabilities of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business;

(p) any damage, destruction or other casualty loss, whether or not covered by insurance, that would have a Material Adverse Effect; or

(q) any agreement or commitment (contingent or otherwise) by the Company or any of its Subsidiaries to do any of the foregoing.

3.28. Existing Registration Rights. Except as set forth in Schedule 3.28, the Company has not granted rights that are outstanding or agreed to grant rights to any Person to require the Company to register its securities under the Securities Act, including, without limitation, piggyback registration rights.

3.29. Suppliers and Customers. Except as set forth in Schedule 3.29, since December 31, 2002, none of the Company’s or any of its Subsidiaries’ suppliers, vendors, or customers has (i) terminated or cancelled a Material Contract or material business relationship, (ii) threatened in writing to terminate or cancel a Material Contract or material business relationship, (iii) expressed dissatisfaction in writing with the performance of the Company or any of its Subsidiaries with respect to a Material Contract or material business relationship, or (iv) demanded in writing any material modification, termination or limitation of a Material Contract or material business relationship with the Company or any of its Subsidiaries (excluding any contracts or business relationship which, if so terminated, cancelled, modified or limited, would not result in a Material Adverse Effect), nor does the Company have Knowledge that any of the events described in clauses (i-iv), whether in writing or otherwise, could reasonably be expected to occur within the ninety (90) day period immediately following the Closing Date.

3.30. Foreign Corrupt Practices Act. Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any Major Shareholder, director, officer, agent, or employee of the Company or any of its Subsidiaries, in the course of such person’s employment by the Company, has violated, during the five (5) year period preceding the date hereof, any Law pertaining to corruption or bribery (including but not limited to the United States Foreign Corrupt Practices Act, as amended). Except as to entries leading to the restatement of the Company’s Australian Subsidiary financial statements in fiscal 2001 and fiscal 2002, each transaction of the Company and its Subsidiaries is properly and accurately recorded on the books and records in all material respects of the Company or its Subsidiary, as applicable, and each document upon which such recordings are based is complete and accurate in all material respects. Each of the Company and its Subsidiaries maintains a system of internal accounting controls adequate to ensure that it uses its best efforts to maintain no off-the-books accounts and that its assets are used only in accordance with its management directives.

3.31. Work in Progress. Schedule 3.31 contains a complete list of all contracts on which the Company and its Subsidiaries are currently working or which have not been completed, the customer for whom the work is being performed, and the amount and basis for payment and the status of the contract and the work being performed thereunder. Except as set forth on Schedule 3.31, there is currently no work being performed for which there is either (i) no written agreement signed by the customer, or (ii) no funding available and committed by the customer, in the case of contracts with a Governmental Authority.

3.32. Warranty and Related Matters. Schedule 3.32 sets forth a copy of the Company’s standard form of product and service warranty for the products or services that the Company or any of its Subsidiaries distributes, services, markets or sells for itself or any other Person (each such product or service shall be referred to herein as a “Company Product”), although individual warranties or guarantees may differ materially therefrom. During the last two (2) fiscal years, for each such year the total average annual costs and expenses resulting from any warranties or guarantees on Company Products has been less than $200,000 (“Average Annual Warranty Cost”), and, except as set forth in Schedule 3.32, to the Company’s Knowledge, there are no existing warranties or guaranties or any omissions or events that have occurred with respect to such warranties or guaranties that could result in a material increase in such Average Annual Warranty Cost in the future. There are no existing or, to the Company’s Knowledge, threatened, products liability, warranty or other similar claims against the Company or any of its Subsidiaries alleging that any Company Product is defective or fails to meet any product or services warranties, except as set forth in Schedule 3.32.

3.33. Export Controls. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ employees, in the course of such person’s employment by the Company, have violated, during the five (5) year period preceding the date hereof, any Law pertaining to export controls, technology transfer, trade embargoes, or industrial security including, without limitation, the Export Administration Act, as amended, the International Emergency Economic Powers Act, as amended, the Trading With The Enemy Act, as amended, the Arms Export Control Act, as amended, the National Industrial Security Program Operating Manual, as amended, or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations) and regulations administered by the United States Office of Foreign Assets Control, excluding any violations that, in the aggregate, would not result in a Material Adverse Effect. Neither the Company, any Subsidiary nor, to the Company’s Knowledge, any employee of the Company or any Subsidiary is the subject of an action by a Governmental Authority that restricts such person’s ability to engage in export transactions. Each of the Company and its Subsidiaries uses its best efforts to maintain appropriate screening procedures to ensure compliance with the Laws referred to in this Section 3.33, to the extent such Laws apply to such parties.

3.34. Restrictions on Bank Fees. Since November 15, 2003, the Company has not paid or otherwise committed to pay, other than any amounts (including, but not limited to, professional fees) that as of November 15, 2003 are contractually committed to be paid, any fees of any kind in connection with or pursuant to the terms of the Prior Credit Agreement, the Prior Note Agreement or any documents related thereto or amendments of any of the foregoing.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants that:

4.1. Authorization. Purchaser has all required limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the other Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each of the other Transaction Documents when executed by Purchaser at the Closing as provided herein will constitute, a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles.

4.2. Purchase Entirely for Own Account. The Securities will be acquired for investment for Purchaser’s own account, and not with a view to the resale or distribution of any part thereof, except that Purchaser may transfer the Warrants to its members or interest holders to the extent permitted under applicable securities laws. Purchaser’s principal office is located in the State of Texas for purposes of state securities laws. Purchaser is aware that the Company is issuing the Securities pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Purchaser is also aware that the Company is relying upon, among other things, the representation and warranties of Purchaser contained in this Agreement for purposes of complying with Regulation D.

4.3. Disclosure of Information. Purchaser represents that the Company has made available to Purchaser, at a reasonable time prior to the date of this Agreement, an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of Purchaser to rely thereon.

4.4. Investment Experience. Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Securities, and has such knowledge and experience in investing in companies similar to the Company and in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Securities. Purchaser has made the determination to enter into this Agreement and the other Transaction Documents and to acquire the Securities based upon its own independent evaluation and assessment of the value of the Company and its present and prospective business prospects.

4.5. Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect.

4.6. Restricted Securities; Legends. Purchaser recognizes that the Securities will not be registered under the Securities Act or other applicable state securities laws. Purchaser understands that the Securities it is purchasing are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering. Purchaser agrees not to sell or transfer the Securities unless such Securities are registered under the Securities Act and any other applicable state securities laws, unless, to the reasonable satisfaction of Company’s counsel, an exemption from such registration is available therefor. The certificates evidencing the Securities may bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

4.7. No Conflicts. The execution and delivery by Purchaser of this Agreement and each of the Transaction Documents, and the performance by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of its organizational documents, (ii) conflict with or result in a violation of any provision of, constitute (with or without the giving of notice or the passage of time or both) a default or event of default under, give rise (with or without the giving of notice or the passage of time or both) to any loss of any benefit under, give rise to any right of termination, cancellation, or acceleration under, or require any consent under, any material agreement to which Purchaser is a party, (iii) result in the creation or imposition of any Lien upon the properties of Purchaser, or (iv) violate in any respect any Law binding upon Purchaser.

4.8. Brokers or Finders. Purchaser has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

5. Pre-Closing Covenants.

5.1. Satisfaction of Conditions.

(a) After the date hereof and prior to the Closing, the Company shall use its reasonable best efforts to cause the conditions set forth in Section 6.1 to be satisfied.

(b) After the date hereof and prior to the Closing, Purchaser shall use its reasonable best efforts to cause the conditions set forth in Section 6.2 to be satisfied.

(c) Immediately prior to the Closing, the Company shall provide Purchaser with a certificate setting forth the calculations related to Sections 6.1(w) and 6.1(y). Such certificate shall be signed by a duly authorized officer of the Company and shall be true and accurate as of its date.

5.2. Shareholders Meeting; Proxy Materials.

(a) As soon as practicable after the date hereof, the Company shall take all action necessary in accordance with the Existing Articles, the Existing Regulations, the rules and regulations of the AMEX, and applicable Law to duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) to obtain the approval of the Company’s shareholders of all matters required under applicable law to be approved by shareholders in connection with the transactions contemplated by this Agreement and the Transaction Documents. The Board shall (i) recommend to the Company’s shareholders that they vote in favor of each of the following proposals: (A) the transactions contemplated by this Agreement and the other Transaction Documents, (B) the Amended Articles, (C) the Amended Regulations and (D) the election of the representatives designated by Purchaser to the Board (collectively, the “Shareholder Proposals”), (ii) use its best efforts to solicit from the Company’s shareholders proxies in favor of the Shareholder Proposals and (iii) take all other action reasonably necessary to secure the approval of the Shareholder Proposals by the Company’s shareholders.

(b) As soon as practicable after the date hereof, the Company shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to (i) prepare and file with the SEC, no later than five (5) days after the date of the execution hereof, any documents or materials, including, but not limited to, the preliminary Proxy Materials, pertaining to the Shareholders Meeting and the Shareholders Proposals and (ii) have the Proxy Materials cleared by the SEC (including with respect to clauses (i) and (ii) above by consulting with Purchaser and responding promptly to any comments thereto received from the SEC). The Proxy Materials shall contain the recommendation of the Board that the shareholders of the Company vote in favor of the Shareholders Proposals. The Company shall notify Purchaser promptly upon the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Materials by the SEC, and the Company shall provide Purchaser with copies of all written correspondence between the Company and its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Materials. The Company, after consultation with Purchaser, shall use its best efforts to respond promptly to any comments provided by the SEC with respect to the Proxy Materials. The Company and Purchaser shall cooperate with each other in preparing the Proxy Materials, and the Company and Purchaser shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Materials. The Company and Purchaser each agrees promptly to correct any information provided by it for use in the Proxy Materials if, and to the extent that, such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Materials, as so corrected, to be filed with the SEC and to be disseminated promptly to the Company’s shareholders to the extent required by the rules and regulations of AMEX and applicable Law.

(c) The Company agrees that (i) except with respect to information provided by Purchaser (“Purchaser Proxy Information”), the information contained in the Proxy Materials will not, at the date of mailing to the Company’s shareholders or at the date of the Shareholders Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting and will not omit to state a material fact necessary to make the statements made therein not misleading, and (ii) the Proxy Materials will comply as to form in all material respects with the provisions of the Exchange Act.

(d) Purchaser agrees that the Purchaser Proxy Information will not contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein and will not omit to state a material fact necessary to make the statements made therein not misleading.

(e) The Company shall deliver to Purchaser copies of all Proxy Materials prior to the filing thereof with the SEC.

5.3. Operation of Business Prior to Closing. After the date hereof and prior to the Closing, the Company shall operate its business and the business of its Subsidiaries in the Ordinary Course of

Business. Except as otherwise expressly permitted by this Agreement, after the date hereof and prior to the Closing, neither the Company nor any of its Subsidiaries shall take any affirmative action, or fail to take any action, the result of which any of the changes or events listed in Section 3.28 hereof is likely to occur (other than, with respect to Section 3.27(f) hereof, the sale of the Company’s Middle East operations).

5.4. Restriction on Issuance of Capital Stock. After the date hereof and prior to the Closing, the Company shall not authorize the issuance of any capital stock of the Company except for shares of capital stock issuable (i) upon the exercise of Outstanding Options or Outstanding Warrants and (ii) in accordance with the terms and provisions of Section 2 hereof.

5.5. Reservation of Shares. At the Closing, the Company will have, and will maintain at all times while the Purchaser Warrants are outstanding, a reserve of an adequate number of shares of duly authorized Common Stock for issuance in connection with the exercise of the Purchaser Warrants.

5.6. Listing; AMEX Compliance. Prior to the Closing Date, the Company will list the Warrant Shares on the AMEX or any relevant market or system on which the Common Stock is listed or quoted. As of the Closing, the Company has complied with all requirements of the rules and regulations of the AMEX with respect to the issuance of the Securities and the issuance of the Warrant Shares upon exercise of the Purchaser Warrants.

5.7. No Solicitation.

(a) Subject to Section 5.7(b), after the date hereof and prior to the earlier of the Closing or a valid termination of this Agreement by the Company in accordance with Section 8.15(a)(ii), the Company agrees that it will not, and it will use all commercially reasonable efforts to ensure that each of the its directors, officers, agents, advisors (including its legal counsel and financial advisors) and employees do not, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate the making of any offer or proposal from any Person (other than Purchaser or its representatives) (a “Third Party”) that constitutes, or would reasonably be expected to result in, an Alternative Transaction or inquiries, discussions, offers or proposals with respect thereto, (ii) enter into any agreement with respect to any Alternative Transaction, or (iii) engage in negotiations or discussions with, or provide any information or data to, any Third Party relating to any Alternative Transaction, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing.

(b) Notwithstanding anything set forth in Section 5.7(a) to the contrary, after the date hereof and prior to the Closing, the Company may furnish information in response to an unsolicited written proposal (provided such proposal was not solicited by the Company or its Affiliates or representatives) regarding an Alternative Transaction and engage in negotiations with a Third Party relating to any such Alternative Transaction if, but only if, the Board determines in good faith that (i) such Alternative Transaction is reasonably expected to result in a Superior Proposal and (ii) after consultation with its independent outside counsel, the failure to furnish such information or engage in such negotiations would reasonably be expected to violate the Board’s fiduciary duties under applicable Law; provided, however, that the Company shall immediately notify Purchaser orally (with written confirmation to follow within one (1) Business Day) of any inquiries, expressions of interest, or proposals or offers received by the Company or its Affiliates or representatives relating to any Alternative Transaction indicating in such notice the name of the Third Party submitting the Alternative Transaction proposal in question and the terms and conditions of such proposal; and, provided, further, that the Company shall immediately notify Purchaser orally (with written confirmation to follow within one (1) Business Day) of any Superior Proposal, which notice shall identify the Third Party submitting the

Superior Proposal and include a summary of the terms and conditions of such Superior Proposal (a “Superior Proposal Notice”). The Company shall permit Purchaser a period of five (5) Business Days after receipt of a Superior Proposal Notice (the “Superior Proposal Period”) to submit to the Company a new proposal in response to the Superior Proposal that is the subject of the Superior Proposal Notice. After the expiration of a Superior Proposal Period, the Board shall determine whether, in light of its fiduciary obligations under applicable Law, to proceed with respect to the Superior Proposal or Purchaser’s response thereto.

(c) The Company agrees that it will use its best efforts to cause its directors, officers, employees, Affiliates and representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Alternative Transaction.

(d) After the date hereof and prior to the Closing, the Board shall not, except as permitted by this Section 5.7(d), (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Board to the Company’s shareholders contemplated by Section 5.2 hereto, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Alternative Transaction. Notwithstanding the foregoing, if the Board determines in good faith after it has received a Superior Proposal, and after consultation with independent outside counsel, that the failure to approve or recommend such Superior Proposal would reasonably be expected to violate the Board’s fiduciary duties under applicable Law, the Board may withdraw or modify its approval or recommendation to the Company’s shareholders contemplated by Section 5.2 hereto, but only after such time that the Board considers any adjustments in the terms and conditions of this Agreement and the other Transaction Documents submitted by Purchaser during the Superior Proposal Period. The Board shall provide Purchaser with no less than five (5) Business Days prior written notice of its intention to so withdraw or modify its approval and/or recommendation contemplated by Section 5.2 hereof in response to a Superior Proposal.

(e) In the event that the Company consummates an Alternative Transaction with a Third Party on or before the one (1) year anniversary of the date of this Agreement, including, without limitation, any Alternative Transaction that constitutes a Superior Proposal, the Company shall pay to Purchaser a fee (the “Break-Up Fee”) that is equal to the greater of (i) all fees, expenses and costs (including, but not limited to, legal, financial, due diligence and advisory fees, expenses and costs) incurred by Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement, the other Transaction Documents, the Senior Credit Facility and the Subordinated Notes and (ii) $500,000; provided, however, that the amount of the Break-Up Fee shall be reduced by any amount paid by the Company to Purchaser for due diligence expenses under the Letter Agreement.

5.8. Restrictions on Bank Fees. Other than any amounts (including, but not limited to, professional fees) that as of November 15, 2003 are contractually committed to be paid, the Company shall not pay or otherwise commit to pay any fees of any kind in connection with or pursuant to the terms of the Prior Credit Agreement, the Prior Note Agreement or any documents related thereto or amendments of any of the foregoing.

5.9. Required Consents. Prior to the Closing, the Company shall use its best efforts to obtain each Required Consent.

6. Conditions of the Parties at Closing.

6.1. Conditions of Purchaser’s Obligations at Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction by the Company on or before the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3 that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Company that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in all cases, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except where such representation or warranty is made as of a specific date, it shall be true and correct as of such date).

(b) Performance. The Company shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) No Proceedings. No action, suit or proceeding shall be in effect or pending by or before any Governmental Authority that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation, or injunction that would (i) prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, (ii) cause any of the transactions contemplated by this Agreement or the other Transaction Documents to be rescinded following the consummation thereof, (iii) affect materially or adversely the right of Purchaser to own the Securities or (iv) affect materially and adversely the right of the Company or any of its Subsidiaries to own its assets and to operate its business.

(d) No Material Adverse Effect; Compliance Certificate. No Material Adverse Effect shall have occurred and there shall have been no event, occurrence, action or inaction that would be reasonably likely to result in any Material Adverse Effect between the date hereof and the Closing Date, and the President and/or Chief Executive Officer of the Company shall deliver to Purchaser at the Closing a certificate stating that the conditions specified in Sections 6.1(a), (b), (c), (d), (e), (h), (j), (p), (q), (r), (t), (u), (v), (w), (x), (y) and (z) have been fulfilled.

(e) Consents and Approvals. All authorizations, approvals, or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state or any other Person (including, without limitation, the approval of the Shareholder Proposals by the Company’s shareholders, all written instruments or documents evidencing all Required Consents, and any authorizations, consents, approvals or permits required by the AMEX) that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall be duly obtained and effective as of the Closing, and all applicable waiting periods under any applicable laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated, and the purchase of, and payment for, the Securities to be purchased by Purchaser at the Closing on the terms and conditions as provided herein shall not violate any applicable Law.

(f) Purchaser Warrants. The Company shall execute and deliver to Purchaser the Purchaser Warrants.

(g) Shares. The Company shall deliver to Purchaser one or more certificates representing the Shares in such denomination as Purchaser shall request.

(h) Rights Agreement. The Company has taken any and all action necessary to terminate the Rights Agreement.

(i) Other Agreements. The Company shall have executed and delivered (i) an Investor and Registration Rights Agreement, substantially in the form attached hereto as Exhibit F (the “Investor and Registration Rights Agreement”), and (ii) a Services Agreement, substantially in the form attached hereto as Exhibit G (the “Services Agreement”) and all conditions contained therein shall have been satisfied, including the payment of the Closing Fee.

(j) Amended Articles. On or prior to the Closing, there shall have been filed with the Secretary of State of the State of Ohio, the Amended Articles, and the Amended Articles shall be in full force and effect at the Closing.

(k) Good Standing; Qualification to do Business. The Company shall have delivered to Purchaser certificates of good standing and existence of the Company from the State of Ohio and each jurisdiction in which it has qualified to do business dated as of a date no earlier than fifteen (15) days prior to the Closing.

(l) Secretary’s Certificate. The Company shall have delivered to Purchaser a certificate executed by its Secretary certifying with respect to (i) a copy of the Amended Articles and the Amended Regulations, (ii) resolutions of the Board authorizing the transactions contemplated by this Agreement and the other Transaction Documents, (iii) copies of all minutes of all meetings (or excerpts thereof) of the shareholders of the Company approving the Shareholder Proposals and (iv) incumbency matters.

(m) Opinion of Company Counsel. Purchaser shall have received from Hahn, Loeser & Parks, LLP, counsel to the Company, an opinion, dated the Closing Date, in such form and substance reasonably satisfactory to Purchaser.

(n) Closing Fee. The Company shall have delivered the Closing Fee to Purchaser (or such other Persons designated by Purchaser).

(o) Cross-Receipt of the Company. The Company shall have executed and delivered a cross-receipt acknowledging (A) the Company’s delivery of (1) the Purchaser Warrants and certificates representing the Shares to Purchaser and (2) the Closing Fee to Purchaser (or such other Persons designated by Purchaser) and (B) Purchaser’s payment of the Purchase Price.

(p) No Acceleration of Vesting, etc. Except as disclosed in Schedule 3.11, no event shall have occurred that could result in the acceleration of the vesting of rights to exercise (i) the Outstanding Options, or cause an accelerated pay-out of any such Outstanding Options, under the Option Plans, or (ii) the Outstanding Warrants.

(q) Election of Directors; Resignations. All necessary corporate action shall have been taken to effect the appointment of Purchaser’s designees (as identified on Exhibit H hereto, which Exhibit H may be revised by Purchaser prior to Closing with the consent of the Company) as directors of the Company to take office at the Closing. The Company shall have obtained executed irrevocable letters of resignation to be effective at the Closing from each of the members of the Board of Directors identified on Exhibit I hereto and shall have delivered copies thereof to Purchaser.

(r) Amendment of Code of Regulations. On or prior to the Closing, all necessary action shall have been taken to adopt the Amended Regulations and the Amended Regulations shall be in full force and effect at the Closing.

(s) Fairness Opinion. The Company shall have delivered to Purchaser a copy of the fairness opinion rendered by Brown Gibbons Lang & Company Securities to the Board of Directors (or its Special Committee) that the transactions contemplated hereby are fair to the shareholders of the Company from a financial point of view and any bringdowns and supplements to such opinion; provided, that the Company shall not be required to obtain any such bringdowns or supplements.

(t) Employees. Neither the Company nor any of its Subsidiaries shall have (i) made any increase in the salary, wages or other compensation of any officer or employee of the Company or its Subsidiaries, other than increases which are consistent with the prior practice and policy of the Company and its Subsidiaries for such employee; (ii) adopted, entered into, or become bound by any “employee benefit plan” (as defined by Section 3(3) of ERISA), employment-related contract or collective bargaining agreement, or amended, modified, or terminated (either partially or completely) any Company Benefit Plan, employment-related contract or collective bargaining agreement; or (iii) established or modified any targets, goals, pools, or similar provisions in respect of any fiscal year under any Company Benefit Plan, employment-related contract or other employee compensation arrangement or any salary ranges, guidelines, or similar provisions in respect of any Company Benefit Plan, employment-related contract or other employee compensation arrangement.

(u) Senior Credit Facility. The Company shall have entered into the Senior Credit Facility providing for $40,000,000 principal amount of senior debt financing.

(v) Subordinated Notes. The Company shall have issued $14,000,000 principal amount of Subordinated Notes.

(w) Satisfaction of Financial Conditions.

(i) The amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis immediately prior to the Closing shall not exceed the Indebtedness Cap.

(ii) The Company shall have an amount of excess cash (excluding the amount of any net proceeds from the sale of any non-current assets and any assets reflected in “assets held for sale” on the Company’s Form 10-Q for the quarterly period ended June 30, 2003, including, but not limited to, the Company’s Middle East operations) immediately prior to the Closing that is equal to or greater than the Minimum Excess Cash Amount, which excess cash shall be available and used to fund the transactions contemplated by this Agreement and the other Transaction Documents (unless Purchaser waives such condition for good and valuable consideration of a type and amount acceptable to Purchaser in its sole discretion).

(iii) Any payment required to bring the accounts payable of the Company and its Subsidiaries (excluding accounts payable for Transaction Costs) and amounts owed by the Company to its employees up to Current Terms shall not exceed $800,000 (unless Purchaser waives such condition for good and valuable consideration of a type and amount acceptable to Purchaser in its sole discretion).

(iv) The aggregate amount of Transaction Costs shall not exceed the sum of $5,334,000, plus the amount of Run-Off Insurance Costs (unless Purchaser waives such condition for good and valuable consideration of a type and amount acceptable to Purchaser in its sole discretion).

(x) Listing Application. The Company shall (i) have filed a listing application with the AMEX for the Warrant Shares, (ii) continue to have its shares of Common Stock listed trading on the AMEX and (iii) have not been notified by the AMEX, after the date hereof, of any action or potential action by the AMEX or any violation of any AMEX rule that could result in the delisting of the Common Stock from the AMEX.

(y) Middle East Operations. On or prior to the Closing Date, the Company shall have consummated the sale of its Middle East operations (i) pursuant to which the Company shall have received, prior to the Closing, net proceeds ((i) after deducting fees and expenses paid or payable to Grant Thornton relating to the sale of the Company’s Middle East operations and (ii) excluding any amounts subject to earnout, holdback, escrow, delayed payment or other similar arrangements) from such sale (which proceeds shall include a payment of $1,500,000 received by the Company pursuant to such sale that was remitted to the Existing Senior Lenders) of at least the lesser of (A) $2,700,000 and (B) an amount equal to or greater than the Prior Note Prepayment Amount as of the date of such sale or (ii) pursuant to terms that when combined with all other consideration or concessions to Purchaser result in an overall agreement that is acceptable to Purchaser in its sole discretion.

(z) Prior Note Prepayment Amount. The aggregate amount of the Prior Note Prepayment Amount as of the Closing Date shall not exceed $2,700,000.

6.2. Conditions of Company’s Obligations at Closing. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction by Purchaser on or before the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Section 4 that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Purchaser that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in all cases, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except where such representation is made as of a specific date, it shall be true and correct as of such date).

(b) Performance. Purchaser shall have performed and complied with all conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Other Agreements. Purchaser shall have executed and delivered (i) the Investor and Registration Rights Agreement and (ii) the Services Agreement.

(d) Cross-Receipt of Purchaser. Purchaser shall have executed and delivered a cross-receipt acknowledging (A) the Company’s delivery of (1) the Purchaser Warrants and certificates representing the Shares to Purchaser and (2) the Closing Fee to Purchaser (or such other Persons designated by Purchaser) and (B) Purchaser’s payment of the Purchase Price.

(e) Purchase Price. Purchaser shall have delivered to the Company the Purchase Price.

(f) Opinion of Purchaser Counsel. Company shall have received from Haynes and Boone, LLP, counsel to Purchaser, an opinion, dated the Closing Date, in such form and substance reasonably satisfactory to the Company.

6.3. Further Conditions of Company’s Obligations at Closing. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of each of the following conditions:

(a) Consents and Approvals. All authorizations, approvals, or permits, if any, of any Governmental Authority or regulatory body of the United States or of any state or any other Person (including, without limitation, the approval of the Shareholder Proposals by the Company’s shareholders and any authorizations, consents, approvals or permits required by the AMEX) that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement and the other Transaction Documents shall be duly obtained and effective as of the Closing, and all applicable waiting periods under any applicable laws, including the HSR Act shall have expired or been terminated, and the purchase of, and payment for, the Securities to be purchased by Purchaser at the Closing on the terms and conditions as provided herein shall not violate any applicable Law.

(b) Company Financing Documents. All conditions to Closing to be satisfied by parties other than the Company that are contained in the Subordinated Notes (and the documents related to the purchase thereof) and the Senior Credit Facility shall have been satisfied or waived.

7. Indemnification.

7.1. General Indemnification. The Company shall indemnify, defend and hold Purchaser, its affiliates and its officers, directors, partners (general and limited), employees, agents, attorneys successors and assigns (each a “Purchaser Entity”) harmless from and against all Losses incurred or suffered by a Purchaser Entity as a result of the breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or any of the other Transaction Documents, except to the extent that such Losses are the result of the gross negligence, willful misconduct or fraud of such Purchaser Entity.

7.2. Environmental Indemnification. In addition to, and without duplication of, the indemnification of Section 7.1, the Company shall indemnify, defend and hold each Purchaser Entity harmless from and against all Losses incurred or suffered by such Purchaser Entity as a result of (i) the breach of any of the representations, warranties, covenants or agreements made by the Company in Section 3.19 of this Agreement, (ii) the presence, Release, or threatened Release of Hazardous Materials first occurring prior to, or on, the Closing Date, or (iii) any violation, or obligation, under any Environmental Law resulting from acts or omissions first occurring prior to, or on, the Closing Date, except to the extent that such Losses are the result of the gross negligence, willful misconduct or fraud of such Purchaser Entity.

7.3. Indemnification Principles. For purposes of this Section 7, “Losses” shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts).

7.4. Claim Notice; Right to Defend. A party seeking indemnification (the “Indemnified Party”) under this Section 7 shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the party from whom the indemnification is being sought (the “Indemnifying Party”) a claim notice relating to such Loss (a “Claim Notice”). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party. If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After the delivery of notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Section 7 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (ii) in the event the Indemnifying Party has not assumed the defense thereof within ten (10) days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party or (iii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party. If any Indemnified Party employs such separate counsel it will not enter into any settlement agreement which is not approved by the Indemnifying Party, such approval not to be unreasonably withheld. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

7.5. Indemnification Basket. Notwithstanding the other provisions of this Section 7, the Company shall have liability to any Purchaser Entity with respect to any claims under this Agreement only if the sum of the Purchaser Entities’ Losses related to such breaches exceed $250,000 in the aggregate (the “Basket”), after which the Purchaser Entities shall be fully indemnified for all such Losses, including the amount of the Basket. Notwithstanding the foregoing, the Basket shall not apply to, and the Purchaser Entities shall be entitled to indemnification without regard to satisfaction of the Basket with respect to claims for gross negligence, willful misconduct or fraud.

7.6. Indemnification Cap. Notwithstanding the other provisions of this Section 7 and other than in the event of gross negligence, willful misconduct or fraud, other than with respect to breaches of representations and warranties contained in Section 3.19 and other than claims made pursuant to Section 7.2 of this Agreement, in all such cases, for which there shall be no limit, the Company’s aggregate liability pursuant to this Section 7 for breaches of representations and warranties contained in this Agreement shall be limited to an amount equal to the total amount of the Purchase Price.

8. Miscellaneous.

8.1. Survival of Representations and Warranties. The representations and warranties of the Company and Purchaser contained in or made pursuant to this Agreement (other than those made in Sections 3.15, 3.16 and 3.19) shall survive the execution and delivery of this Agreement and the other Transaction Documents and the Closing until the two (2) year anniversary of Closing Date and the representations and warranties of the Company made in Sections 3.15, 3.16 and 3.19 shall survive the execution and delivery of this Agreement and the other Transaction Documents and the Closing for a period of six (6) months after the applicable statute of limitations has expired, and, in each case, such representations and warranties shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Purchaser or the Company.

8.2. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including permitted transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding the application of any conflicts of laws principles which would require the application of the laws of another state.

8.4. Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

8.5. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6. Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail, and shall be effective upon receipt. Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices shall be addressed as follows:

(a) if to Purchaser, to

CorrPro Investments, LLC

750 N. St. Paul

Suite 1200

Dallas, Texas 75201

Attention: James A. Johnson

Facsimile No.: (214) 871-8799

with a copy to

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Attention: Thomas H. Yang

Facsimile No.: (214) 200-0641

(b) if to the Company, to

Corrpro Companies, Inc.

1090 Enterprise Drive

Medina, Ohio 44256

Attention: John D. Moran, Esq.

Facsimile No.: (330) 723-0244

with a copy to:

Hahn, Loeser & Parks, LLP

3300 BP Tower

200 Public Square

Cleveland, Ohio 44114

Attention: F. Ronald O’Keefe, Esq.

Facsimile No. (216) 241-2824

8.7. Expenses. Upon consummation of the transactions contemplated hereby, the Company shall pay all fees, costs and expenses that each of the Company and Purchaser and their Affiliates incurs or pays, or expects to incur or pay, with respect to the negotiation, execution, delivery and performance of this Agreement, the other Transaction Documents, the Senior Credit Facility and the Subordinated Notes and the transactions contemplated hereby and thereby, including, but not limited to, all Transaction Costs, the Prior Note Prepayment Amount, and legal fees and expenses paid or payable to (i) Haynes and Boone, LLP in connection with this Agreement and the transactions related thereto and (ii) Hahn, Loeser & Parks, LLP other than those in connection with this Agreement, the other Transaction Documents, the Senior Credit Facility and the Subordinated Notes and the transactions related thereto. The Company shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Purchaser in connection with any filing pursuant to the HSR Act that may be incurred by Purchaser as a result of the purchase or ownership of the Securities.

8.8. Amendments. This Agreement may be amended or modified only upon the written consent of the Company and Purchaser.

8.9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

8.10. Entire Agreement. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in the Transaction Documents, the LOI, the Letter Agreement or the

Confidentiality Agreement, or any documents, certificates, instruments or other writing contemplated thereby and acknowledges that it has not executed the Transaction Documents in reliance upon any such promises, representations, understandings or warranties not contained herein or therein and that the Transaction Documents, the LOI, the Letter Agreement and the Confidentiality Agreement supersede all prior agreements and understandings between the parties with respect thereto. There are no promises, covenants or undertakings other than those expressly set forth or provided for in the Transaction Documents, the LOI, the Letter Agreement and the Confidentiality Agreement.

8.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.12. Interpretation. As used in this Agreement, (i) the term “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (ii) “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to (A) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (B) direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other interests, by contract or otherwise; (iii) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (iv) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (v) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, subsection, paragraph, Schedule and Exhibit references are to the Articles, Sections, subsections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; and (vi) the word “or” shall not be exclusive.

8.13. Other Remedies. In addition to those remedies specifically set forth herein and in the Transaction Documents, if any, each party may proceed to protect and enforce its rights under this Agreement and the Transaction Documents either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or in the Transaction Documents. No right or remedy conferred upon or reserved to any party under this Agreement or the Transaction Documents is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given under this Agreement and the Transaction Documents or now and hereafter existing under applicable law.

8.14. Further Assurances. At any time or from time to time prior to and after the Closing, the Company, on the one hand, and Purchaser, on the other hand, shall cooperate with each other, provide information or access reasonably requested by the other party and its Affiliates, directors, officers, employees, representatives and advisors and at the request of the other party, execute and deliver any further instruments or documents and take all such further action as the other party may reasonably request in order to assist, complete, evidence or effectuate the consummation of the transactions contemplated by this Agreement, the other Transaction Documents, the Senior Credit Facility and the Subordinated Notes and to otherwise carry out the intent of the parties hereunder and thereunder.

8.15. Termination.

(a) This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time on or prior to the Closing (i) by Purchaser (A) if the approval by the Company’s shareholders of the Shareholder Proposals is not obtained by March 31, 2004, (B) after any breach of Section 5.8, (C) if, by March 31, 2004, the Company has not consummated the sale of the Company’s Middle East operations in accordance with the conditions set forth in Section 6.1(y) or (D) if, without giving effect to the transactions contemplated hereby, on the earlier of (x) the projected or intended date of Closing, (y) the fifteenth (15th) Business Day after the Determination Date and (z) March 31, 2004, the Company shall not have satisfied the condition set forth in Section 6.1(w)(i) as of such above referenced date and the Company fails to satisfy such condition on a Closing Date within two Business Days after such above referenced date (unless Purchaser waives such condition for good and valuable consideration of a type and amount acceptable to Purchaser in its sole discretion), (ii) by the Company after the twentieth (20th) Business Day after the Determination Date only if Purchaser has not yet satisfied and is unable to satisfy any of the conditions set forth in Sections 6.2(a) through (f) hereof (other than as a result of the failure of the Company to comply with its obligations under the Agreement) on or before the twentieth (20th) Business Day after the Determination Date, (iii) by the Company after the sixtieth (60th) day after the Determination Date if any of the conditions set forth in Section 6.3 have not been satisfied (other than as a result of the failure of the Company to comply with its obligations under this Agreement) on or before the sixtieth (60th) day after the Determination Date, or (iv) by mutual written consent of the Company and Purchaser.

(b) In the event this Agreement is terminated pursuant to Section 8.15(a)(i), the Company shall pay a termination fee to Purchaser by wire transfer of immediately available funds in an amount that is equal to the greater of (i) the sum of (A) all fees, expenses and costs (including, but not limited to, legal, accounting, financial, investment banking, due diligence and advisory fees, expenses and costs) incurred or paid by Purchaser and its Affiliates (including, without limitation, the deposits paid by Purchaser and its Affiliates (x) in the amount of $50,000 to American Capital Strategies, Ltd. pursuant to that certain Letter dated October 20, 2003 and (y) in the amount of $50,000 to CapitalSource Finance, LLC pursuant to that certain Letter dated October 20, 2003) in connection with the transactions contemplated by this Agreement and the other Transaction Documents, the Senior Credit Facility and the Subordinated Notes and (B) $250,000, and (ii) $1,250,000.

(c) In the event this Agreement is terminated pursuant to Section 8.15(a) hereof, all rights and obligations of the parties hereto under this Agreement shall terminate; provided, however, that (i) no such termination shall relieve any party hereto from liability for any breach of this Agreement prior to such termination and (ii) the rights and obligations of the parties hereto under Sections 5.7(e), 7.1, 7.2, 7.3, 7.4, 8.3, 8.7, 8.13 and 8.15 hereof and the Confidentiality Agreement shall survive any such termination.

8.16. Tax Treatment. The Company hereby acknowledges and agrees that it will treat (i) the Securities in all circumstances as equity for purposes of federal and state taxes, unless otherwise requested by Purchaser and (ii) any amounts actually or constructively paid or to be paid on the Shares in the same manner as reasonably chosen by Purchaser.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORRPRO INVESTMENTS, LLC

By:	Wingate Partners III, L.P.,
its sole member

By:	Wingate Management Company III, L.P.,
its general partner

By:	Wingate Management Limited III, LLC,
its general partner

By:	/s/ Jay I. Applebaum

Jay I. Applebaum Principal

CORRPRO COMPANIES, INC.

By:	/s/ Joseph W. Rog

Joseph W. Rog Chairman, CEO and President